                                                                   EXHIBIT 4.5.1


================================================================================

                             CP LIMITED PARTNERSHIP

                                       AND

                       THE FIRST NATIONAL BANK OF CHICAGO

                                     Trustee

                       ----------------------------------

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated as of December 19, 1997

                        Supplementing the Trust Indenture
                          Dated as of December 19, 1997

                       ----------------------------------

                                  $100,000,000

            MandatOry Par Put Remarketed SecuritiesSM ("MOPPRSSM")
                              due December 10, 2014

================================================================================

                "MandatOry Par Put Remarketed SecuritiesSM" and
                 "MOPPRSSM" are service marks owned by Merrill
                 Lynch & Co., Inc.

            SUPPLEMENTAL INDENTURE, dated as of the 19th day of December, 1997, between CP LIMITED PARTNERSHIP, a limited partnership organized and existing under the laws of the State of Maryland (the "Operating Partnership"), and The First National Bank of Chicago, having its principal corporate trust office in The City of Chicago, Illinois, as trustee (the "Trustee");

            WHEREAS, the Operating Partnership has heretofore executed and delivered to the Trustee an Indenture dated as of December 19, 1997 (the "Original Indenture" and, together with this First Supplemental Indenture, the "Indenture") providing for the issuance by the Operating Partnership from time to time of its unsecured debt securities to be issued in one or more series (in the Original Indenture and herein called the "Securities"); and

            WHEREAS, the Operating Partnership, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Original Indenture, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Original Indenture in order to establish the form and terms of, and to provide for the creation and issue of a series of Securities designated as the "6.92% MandatOry Par Put Remarketed SecuritiesSM ("MOPPRSSM") due December 10, 2014" under the Original Indenture in the aggregate principal amount of $100,000,000; and

            WHEREAS, all things necessary to make the Securities, when executed by the Operating Partnership and authenticated and delivered by the Trustee or any Authenticating Agent and issued upon the terms and subject to the conditions hereinafter and in the Indenture set forth against payment therefor, the valid, binding and legal obligations of the Operating Partnership and to make this First Supplemental Indenture a valid, binding and legal agreement of the Operating Partnership, have been done;

            NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH that, in order to establish the terms of a series of Securities designated as the "6.92% MandatOry Par Put Remarketed Securities due December 10, 2014", and for and in consideration of the premises and of the covenants contained in the Original Indenture and in this First Supplemental Indenture and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

----------
"MandatOry Par Put Remarketed SecuritiesSM" and "MOPPRSSM" are service marks owned by Merrill Lynch & Co., Inc.

                                   ARTICLE ONE

                              DEFINITIONS AND OTHER
                        PROVISIONS OF GENERAL APPLICATION

            Section 101. Definitions. Each capitalized term that is used herein and is defined in the Original Indenture shall have the meaning specified in the Original Indenture unless such term is otherwise defined herein.

            "Acquired Debt" shall mean Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

            "Adjusted Total Assets" as of any date shall mean the sum of (i) $281,626,340, (ii) $52,831,381, (iii) the purchase price or cost of any real estate assets or mortgages receivable acquired (including the value of any OP Units issued in connection therewith) or real estate assets developed or capital improvements incurred after the IPO and the amount of any securities offering proceeds and other proceeds of Debt received after the IPO and (iv) all other assets of the Operating Partnership acquired after the IPO (but excluding intangibles and accounts receivable) after eliminating inter-company accounts and transactions.

            "Annual Service Charge" for any period shall mean the maximum amount which is payable during such period for interest on, and the amortization during such period of any original issue discount of, Debt of the Operating Partnership and its Subsidiaries and the amount of dividends which are payable during such period in respect of any Disqualified Stock.

            "Applicable Spread" has the meaning specified in Section 204.

            "Base Rate" has the meaning specified in Section 204.

            "Beneficial Owner" shall mean the person who acquires an interest in the MOPPRS which is reflected on the records of the DTC through its participants.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

            "Capital Stock" shall mean, with respect to any Person, any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of such Person and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

            "Commission" shall mean the United States Securities and Exchange Commission.

            "Common Stock" shall mean the common stock of the Company.

            "Company" shall mean Chateau Communities, Inc.

            "Comparable Treasury Issues" has the meaning specified in Section
204.

            "Consolidated Income Available for Debt Service" for any period shall mean Earnings from Operations of the Operating Partnership and its Subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Operating Partnership and its Subsidiaries; (ii) provision for taxes of the Operating Partnership and its Subsidiaries based on income; (iii) amortization of debt discount; (iv) provisions for gains and losses on real estate assets and real estate depreciation and amortization; (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period; and (vi) amortization of deferred charges.

            "Debt" of the Operating Partnership or any Subsidiary shall mean any indebtedness of the Operating Partnership or any Subsidiary, whether or not contingent, in respect of (i) money borrowed or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Operating Partnership or any Subsidiary, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Operating Partnership or any Subsidiary with respect to redemption, repayment or other repurchase of any Disqualified Stock or (v) any lease of property by the Operating Partnership or any Subsidiary as lessee which is reflected on the Operating Partnership's consolidated balance sheet as a capitalized lease in accordance with GAAP, to the extent, in the case of items of indebtedness under
(i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the Operating Partnership's consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Operating Partnership or any Subsidiary to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another Person (other than the Operating Partnership or any Subsidiary). Debt shall be deemed to be incurred by the Operating Partnership or any Subsidiary whenever the Operating Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

            "Determination Date" shall be the third Business Day immediately preceding the Remarketing Date.

            "Disqualified Stock" shall mean, with respect to any Person, any Capital Stock of such Person which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is, redeemable solely in exchange for Common Stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Common Stock), in each case on or prior to the Stated Maturity Date of the MOPPRS.

            "Dollar Price" has the meaning specified in Section 204.

            "DTC" has the meaning specified in Section 204.

            "DTC Participant" shall mean any person that has an account with DTC through which Beneficial Owners acquire an interest in the MOPPRS.

            "Earnings from Operations" for any period shall mean net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation losses, net as reflected in the financial statements of the Operating Partnership and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

            "Encumbrance" shall mean any mortgage, lien, charge, pledge or security interest of any kind.

            "Event of Default" has the meaning specified in Section 101 of the Original Indenture.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "GAAP" has the meaning specified in Section 101 of the Original Indenture.

            "IPO" shall mean the 1993 initial public offering of the Company.

            "Interest Rate to Maturity" shall mean the rate of interest that the MOPPRS will bear as determined by the Remarketing Dealer in accordance with the procedures set forth herein.

            "Make-Whole Amount" has the meaning specified in Section 206.

            "MOPPRS" have the meaning specified in Section 201.

            "Notification Date" has the meaning specified in Section 204.

            "Operating Partnership" shall mean CP Limited Partnership, a Maryland limited partnership.

            "Optional Redemption Price" has the meaning specified in Section
206.

            "OP Units" shall mean units of limited partnership interest in the Operating Partnership.

            "Person" has the meaning specified in Section 101 of the Original Indenture.

            "Redemption Price" has the meaning specified in Section 206.

            "Reference Corporate Dealer" has the meaning specified in Section
204.

            "Reference Treasury Dealer" has the meaning specified in Section
204.

            "Reinvestment Rate" has the meaning specified in Section 206.

            "Remaining Scheduled Payments" has the meaning specified in Section 204.

            "Remarketing Agreement" shall mean the agreement dated as of December 23, 1997 which sets forth the rights and obligations of the Company, the Operating Partnership and the Remarketing Dealer with respect to the remarketing of the MOPPRS.

            "Remarketing Date" shall mean December 10, 2004.

            "Remarketing Dealer" shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated.

            "Security" has the meaning specified in Section 101 of the Original Indenture.

            "Stated Maturity Date" shall mean December 10, 2014.

            "Statistical Release" has the meaning specified in Section 206.

            "Subsidiary" shall mean, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person. For the purposes of this definition, "voting equity securities" shall mean equity securities having voting power for the election of directors, whether at all times or only so long as no senior class of security has such voting power by reason of any contingency.

            "Total Unencumbered Assets" shall mean the sum of (i) those Undepreciated Real Estate Assets not subject to an Encumbrance for borrowed money and (ii) all other assets of the Operating Partnership and its Subsidiaries not subject to an Encumbrance for borrowed money determined in accordance with GAAP (but excluding accounts receivable and intangibles).

            "Treasury Rate" has the meaning specified in Section 204.

            "Trustee" shall mean The First National Bank of Chicago.

            "Undepreciated Real Estate Assets" as of any date shall mean the cost (original cost plus capital improvements) of real estate assets of the Operating Partnership and its Subsidiaries on such date, before depreciation and amortization, determined on a consolidated basis in accordance with GAAP. For purposes of this definition, the original cost of each real asset owned by the Operating Partnership and its Subsidiaries as of the closing date of the IPO shall be determined by reference to each such asset's contribution to the net operating income of the Operating Partnership as of the closing date of the IPO.

            "Unsecured Debt" shall mean Debt which is not secured by any Encumbrance upon any of the properties of the Operating Partnership or any Subsidiary.

            Section 102. Section References. Each reference to a particular section set forth in this First Supplemental Indenture shall, unless the context otherwise requires, refer to this First Supplemental Indenture.

                                   ARTICLE TWO

                          TITLE AND TERMS OF THE MOPPRS

            Section 201. Title of the MOPPRS. Pursuant to Section 901 of the Original Indenture, this First Supplemental Indenture hereby establishes a series of Securities designated as the "6.92% MandatOry Par Put Remarketed Securities due December 10, 2014" of the Operating Partnership (the "MOPPRS"). For purposes of the Original Indenture, the MOPPRS shall constitute a single series of Securities.

            Section 202. Amount and Denominations; DTC. The aggregate principal amount of MOPPRS that may be issued under this First Supplemental Indenture is limited to $100,000,000.

            The MOPPRS shall be issuable only in fully registered form and shall initially be registered in the name of The Depositary Trust Company ("DTC"), or its nominee who is hereby designated as "Holder" under the Original Indenture. The authorized denominations of MOPPRS shall be $1,000 and integral multiples thereof.

            Section 203. Interest To Remarketing Date. (a) The MOPPRS shall bear interest at the annual interest rate of 6.92% per annum to the Remarketing Date.
(b) On and after the Remarketing Date or the Maturity Date or earlier redemption or repurchase, if any, provided that the MOPPRS shall have been remarketed as provided herein, the MOPPRS shall bear the Interest Rate to Maturity, and for such period, for all purposes herein and in the Original Indenture, interest shall be calculated at such Interest Rate to Maturity.

            Section 204. Remarketing and Determination of Interest Rate to Maturity. The Remarketing Dealer's obligations set forth herein shall be performed pursuant to the Remarketing Agreement.

      (a) Mandatory Tender. Provided that the Remarketing Dealer gives notice to the Operating Partnership and the Trustee on a Business Day not more than fifteen nor less than five Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS shall be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances set forth in Sections 205 and 206. The purchase price for the tendered MOPPRS shall equal 100% of the principal amount thereof plus accrued and unpaid interest. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS shall bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject to the conditions specified in Section 8 of the Remarketing Agreement. If for any reason the Remarketing Dealer does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership shall be required to repurchase the MOPPRS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date.

            (b) Remarketing. The Interest Rate to Maturity shall be established by the Remarketing Dealer in accordance with the following procedures:

            (i) Interest Rate to Maturity. Subject to the Remarketing Dealer's election to remarket the MOPPRS as provided in subsection (a) above, the Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum, and shall be equal to the sum of 5.753% (the "Base Rate") plus the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the MOPPRS.

            The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as set forth in this subsection (b)(i) of Section 204, then the Applicable Spread shall be the lowest of such bid indications obtained as set forth in this subsection (b)(i) of Section 204. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Operating Partnership, the Company and the Trustee.

            "Dollar Price" shall mean, with respect to the MOPPRS, the present value, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

            "Reference Corporate Dealers" mean leading dealers of publicly traded debt securities of the Operating Partnership in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer.

            "Treasury Rate" shall mean, with respect to the Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such Remarketing Date.

            "Comparable Treasury Issues" shall mean the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

            "Comparable Treasury Price" shall mean, with respect to the Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" shall mean the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited.

      "Reference Treasury Dealer Quotations" shall mean, with respect to each Reference Treasury Dealer and the Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. New York City time, on the Determination Date.

            "Reference Treasury Dealer" shall mean each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

            "Remaining Scheduled Payments" shall mean, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date; provided, however, that if the Remarketing Date is not an Interest Payment Date with respect to the MOPPRS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

            (ii) Notification of Results; Settlement. Provided the Remarketing Dealer has previously notified the Operating Partnership and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer shall notify the Operating Partnership, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity.

            All of the tendered MOPPRS shall be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

            In the event that the MOPPRS are remarketed as provided for in the Remarketing Agreement, the Remarketing Dealer shall make or cause the Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount for tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it shall be the obligation of the Operating Partnership to make or cause to be made such payment for the MOPPRS, as provided in Section 205 hereof. In any case, the Operating Partnership shall make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book-entry through DTC by the close of business on the Remarketing Date.

            The transactions set forth in this Section 204 shall be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book-entry as necessary to effect the purchases and sales thereof.

            Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date shall settle in immediately available funds through DTC's Same-Day Funds Settlement System.

            The settlement procedures set forth above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required by DTC. In addition, the Remarketing Dealer may, without the consent of the Holders of the MOPPRS, modify the settlement procedures set forth above in order to facilitate the settlement process.

            As long as DTC's nominee holds the certificates representing any MOPPRS in the book-entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing.

            Section 205. Repurchase of the MOPPRS. In the event that (i) the Remarketing Dealer for any reason does not notify the Operating Partnership of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, a failure of any of the conditions specified in Section 8 of the Remarketing Agreement has occurred, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Operating Partnership shall repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment shall be made by the Operating Partnership to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

            Section 206. Redemption of the MOPPRS. (a) Redemption from Remarketing Dealer. If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS shall be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions set forth in Sections 204 and 205 hereof and to the Operating Partnership's right to redeem the MOPPRS from the Remarketing Dealer as set forth in the next sentence. The Operating Partnership shall notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Operating Partnership irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price.

      The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the sum of the present values of the Remaining Scheduled Payments thereon, as determined by the Remarketing Dealer, discounted to the Remarketing Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption.

      (b) Redemption from Beneficial Owners. After the Remarketing Date, the MOPPRS shall be subject to redemption at the option of the Operating Partnership, in whole or in part, at any time, at a redemption price determined by the Operating Partnership equal to the sum of (i) the principal amount of the MOPPRS being redeemed, plus accrued and unpaid interest thereon to the redemption date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to such MOPPRS (the "Redemption Price"). For purposes of this section, interest shall be calculated at the Interest Rate to Maturity.

      If notice has been given as provided in the Original Indenture and funds for the redemption of any MOPPRS called for redemption shall have been made available on the redemption date referred to in such notice, such MOPPRS shall cease to bear interest on the date fixed for such redemption specified in such notice and the only right of the Holders from and after the redemption date shall be to receive payment of the Redemption Price upon surrender of such MOPPRS in accordance with such notice.

      Notice of any optional redemption of any MOPPRS shall be given to Holders at their addresses, as shown in the security register for the MOPPRS, not less than 30 nor more than 60 days prior to the date fixed for redemption. The notice of redemption shall specify, among other items, the Redemption Price and the principal amount of the MOPPRS held by such Holder to be redeemed. If less than all of the MOPPRS are to be redeemed, the particular MOPPRS to be redeemed shall be selected by such method as the Trustee deems fair and appropriate.

      As used herein:

            "Make-Whole Amount" shall mean, in connection with any optional redemption of any MOPPRS, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of any interest (exclusive of interest accrued to the date of redemption) that would have been payable in respect of each such dollar if such redemption had not been made, determined by discounting, on a semi-annual basis, such principal and interest at the applicable Reinvestment Rate (determined on the third Business Day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made, over (ii) the aggregate principal amount of the MOPPRS being redeemed.

            "Reinvestment Rate" shall mean 0.25% plus the yield on treasury securities at a constant maturity for the most recent week under the heading "Week Ending" published in the most recent Statistical Release under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

            "Statistical Release" shall mean the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by the Operating Partnership.

            Section 207. Form and Other Terms of the MOPPRS.

            Attached hereto as Exhibit A is a form of the MOPPRS, which form is hereby established as the form in which the MOPPRS shall be executed, authenticated and delivered in accordance with the provisions of, and shall in all respects be subject to, the terms, conditions and covenants of the Indenture and this First Supplemental Indenture. All of the terms and provisions set forth in Exhibit A are incorporated herein by reference.

                                  ARTICLE THREE

                              ADDITIONAL COVENANTS

            With respect to the MOPPRS, the following will be additional Covenants to follow Section 1009 of the Indenture:

            SECTION 1010. Limitations on Amount of Debt that the Operating Partnership May Incur in Relation to Adjusted Total Assets. The Operating Partnership shall not, and shall not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 60% of the sum of (without duplication) (i) the Adjusted Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q as the case may be, most recently filed with the Commission (or, if such filing is not permitted or made under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in Adjusted Total Assets from the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

            SECTION 1011. Limitations on Amount of Debt Secured by any Encumbrance that the Operating Partnership May Incur. In addition to the foregoing limitation on the incurrence of Debt, the Operating Partnership shall not, and shall not permit any Subsidiary to, incur any Debt secured by any Encumbrance upon any of the property of the Operating Partnership or any Subsidiary if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Operating Partnership and its Subsidiaries on a consolidated basis which is secured by any Encumbrance on property of the Operating Partnership or any Subsidiary is greater than 40% of the sum of (without duplication) (i) the Adjusted Total Assets of the Operating Partnership and its Subsidiaries as of the end of the calendar quarter covered in the Operating Partnership's Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt plus (ii) the increase, if any, in Adjusted Total Assets from the end of the calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt minus (iii) the decrease, if any, in the Adjusted Total Assets from the end of such quarter.

            SECTION 1012. Ownership of Total Unencumbered Assets. The Operating Partnership and its Subsidiaries may not at any time own Total Unencumbered Assets equal to less than 150% of the aggregate outstanding principal amount of the Unsecured Debt of the Operating Partnership and its Subsidiaries on a consolidated basis.

            SECTION 1013. Limitations on Debt with Respect to the Ratio of Consolidated Income Available for Debt Service to the Annual Service Charge. The Operating Partnership shall not, and shall not permit any Subsidiary to, incur any Debt if the ratio of Consolidated Income Available for Debt Service to the Annual Service Charge for the four consecutive fiscal quarters most recently ended prior to the date on which such additional Debt is to be incurred shall have been less than 1.5:1 on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Operating Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of

      Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; and (iv) in the case of any acquisition or disposition by the Operating Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

            SECTION 1014. Limitations on Defeasance; Maintenance of MOPPRS in Book-Entry Form. (a) Neither the Company, the Operating Partnership nor any of their subsidiaries or affiliates shall defease, purchase or otherwise acquire, or enter into any agreement to defease, purchase or otherwise acquire, any of the MOPPRS prior to the remarketing thereof by the Remarketing Dealer.

            (b) Notwithstanding any provision to the contrary set forth in the Original Indenture, the Operating Partnership shall (i) use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) waive any discretionary right it otherwise has under the Original Indenture to cause the MOPPRS to be issued in certificated form.

                                  ARTICLE FOUR

                            MISCELLANEOUS PROVISIONS

            The Trustee makes no undertaking or representations in respect of, and shall not be responsible in any manner whatsoever for and in respect of, the validity or sufficiency of this First Supplemental Indenture or the proper authorization or the due execution hereof by the Operating Partnership or for or in respect of the recitals and statements contained herein, all of which recitals and statements are made solely by the Operating Partnership.

            Except as expressly amended hereby, the Indenture shall continue in full force and effect in accordance with the provisions thereof and the Indenture and the Indenture is in all respects hereby ratified and confirmed. This First Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

            This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

            This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                    CP LIMITED PARTNERSHIP
                                    By: Chateau Communities, Inc., one of
                                    its general partners


                                    By:
                                       -----------------------------------
                                       Name: Gary P. McDaniel
                                       Title: Chief Executive Officer

                                    By: ROC Communities, Inc., its other
                                    general partner


                                    By:
                                       -----------------------------------
                                       Name: Gary P. McDaniel
                                       Title: Chief Executive Officer

ATTEST:


By:
   ---------------------------

(Corporate Seal)

                                    THE FIRST NATIONAL BANK OF CHICAGO,
                                      as Trustee


                                    By:
                                       -----------------------------------
                                       Name:
                                       Title:

ATTEST:


By:
   ---------------------------

(Corporate Seal)

STATE OF __________)
                   ) :
COUNTY OF _________)

On the _____ day of ________, 1997, before me personally came _______________________, to me known, who, being by me duly sworn, did depose and say that he is _________________ of CP LIMITED PARTNERSHIP, one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and he signed his name thereto by like authority.


                                          -------------------------------
                                          Notary Public, State of _______

[Notarial Seal]

STATE OF NEW YORK )
                  ) :
COUNTY OF _______ )

On the ___ day of _______, 1997, before me personally came _____________________, to me known, who, being by me duly sworn, did depose and say that he is _________________ of
              , one of the corporations described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and he signed his name thereto by like authority.


                                          --------------------------------
                                          Notary Public, State of New York
[Notarial Seal]

                                                                       Exhibit A

                                 FORM OF MOPPRS